Exhibit 10.3

February 20, 2020

Beth Taylor

Dear Beth:

I am pleased to offer you the position, Chief Financial Officer. In this position, you will work with our leadership team and report to myself, Bob Leasure, President and CEO. With your experience and Inotiv’s planned growth, we are excited for the future.

The following paragraphs will explain in detail the many great benefits that come with joining Inotiv.

The base gross salary will be $240,000.02 annualized and paid in biweekly amounts of $9,230.77 with a discretionary Annual Incentive Bonus opportunity, which is tied to company performance metrics and individualized achievements.

In addition, on the 90th day of your employment, you shall be awarded 10,000 restricted common shares to be issued pursuant to the 2018 Equity Incentive Plan with a 24 month vesting period. You will also be eligible to receive additional equity awards at such times, in such forms and in such amounts as may be determined by the Compensation Committee (as defined in the Plan) from time to time.

You will have a total of twenty (20) days of vacation per calendar year. In addition, per calendar year you will have 2 personal days and 6 sick days.

You will be eligible to participate in Inotiv’s benefit package. These benefits include, but are not limited to:

•	Group health insurance (HDHP) including HAS account, dental care, vision care, company paid life insurance
•	401(k) deferred tax savings plan (company match after 12 months of service) Inotiv is exploring 401(k) matching policy during the first 12 months of employment and may change this policy. If the policy is changed, you will be eligible for the “match” as soon as possible.
•	elective supplemental life insurance
•	elective short term disability

You will be eligible for our health benefits the 1st of the month following 30 days of employment. If you start with our company anytime in March 2020, you will be eligible for benefits April 1, 2020.

We will ask you to assist us in completing the following:

•	Providing proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws.
•	Criminal background check
•	Confidentiality agreement

Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA

Phone: 800.845.4246 | 1.765.463.4527

Please note that your employment at Inotiv is at-will which allows that either you or Inotiv may terminate the employment relationship for any reason at any time. This letter, outlines some of the terms we discussed as Inotiv’s offer. Your signature on this offer letter will constitute your acceptance.

I, along with the entire team, am excited to have you join the Inotiv team!

Sincerely,

/s/ Robert Leasure, Jr.

Robert Leasure, Jr.

President and CEO

I accept this position, Chief Financial Officer at Inotiv as described in the offer letter dated February 20, 2020.

/s/ Beth A. Taylor	February 21, 2020
Beth A. Taylor	Start Date

Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA

Phone: 800.845.4246 | 1.765.463.4527